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                                                        Exhibit EX-99.PROXY.VOTE

                          Baring Asset Management, Inc.
                     Baring International Investment Limited
                         Baring Asset Management (Asia)
                           (together, the "Companies")

Section Three
Proxy Voting Policies and Procedures
For North American Clients

EXECUTIVE SUMMARY

          The Companies owe fiduciary, contractual, and statutory duties to vote proxies on the securities that we manage for many of our clients. A breach of our proxy voting responsibilities may lead to financial and reputational damage to the Companies. Proxy proposals are reviewed and transmitted to Barings' third party proxy administrator ("ISS") by the Global Events department in London. However, investment managers (or SIT heads, if investment managers are indisposed) are principally responsible for ensuring that proxy voting in respect of their portfolio holdings takes place in accordance with these procedures. For proxies concerning routine corporate governance matters, the Companies generally vote in favor of management proposals or with managements' recommendations. For "non-routine" matters, investment managers must determine the proxy vote that will maximize the value of clients' securities holdings.

Summary responsibilities are set forth below:

INVESTMENT MANAGERS:
- Identify and ensure the Global Events department is aware of impending shareholder meetings and proxy proposals regarding non-routine matters;
- Instruct the Global Events department regarding the proxy votes to be cast on all "non-routine" matters;
- Seek approval from the Proxy Voting Committee PRIOR to casting proxy votes contrary to these Proxy Voting Policies; and
- Ensure that the Proxy Voting Policies are implemented in regard to the proxies appurtenant to securities in their portfolios.

THE GLOBAL EVENTS DEPARTMENT:
-    Collects proxy proposals from ISS and investment managers;
- Reviews proxies to gauge whether proposals concern "routine" matters at annual shareholder meetings, in which case custodians are instructed to vote "for" management;
- Distributes proxies concerning all "non-routine" proposals to investment managers, and collects completed proxy voting instructions from investment managers;
- Verifies that Proxy Voting Committee approval has been granted for any proxy vote to be cast that is contrary to these Policies;
-    Notifies ISS regarding the votes cast by the Companies; and
- Maintains records of the Companies' proxy votes, and the reasons therefore, for review by investment managers, clients, and government agencies.

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THE PROXY VOTING COMMITTEE:
-    Establishes and reviews the Companies' proxy voting policies;
-    Advises investment managers upon request regarding unusual proxy proposals;
- Reviews recommendations of investment managers who suggest casting proxy votes that are contrary to the Companies' policies; and
-    Reviews, quarterly, the proxy votes cast by the Companies.

        The Onsite system identifies clients for whom the Companies vote proxies. The Global Events and Legal departments can provide additional details, if needed.

        The Companies have prepared a synopsis of these procedures that may be disseminated to clients and prospective clients of the Companies. Please contact the Client Services department for a copy of that synopsis. In addition, Clients may obtain a complete copy of the Companies' proxy voting policies and procedures by contacting Baring Asset Management, Inc.'s Legal and Compliance Department at (617) 946-5200.

Section Three
Proxy Voting Policies and Procedures
For North American Clients

A.      OVERVIEW OF THE COMPANIES' PROXY VOTING RESPONSIBILITIES

        1.      CLIENTS THAT ARE AFFECTED BY THESE POLICIES

                For many clients, the Companies have assumed contractual responsibility to vote proxies on the securities that we manage for those clients' accounts. For ERISA clients (I.E., employee benefit plans formed pursuant to the Employee Retirement Income Security Act of 1974), the Companies owe fiduciary and statutory duties to vote proxies on client securities unless the clients explicitly have retained the obligation to do so. The Companies vote proxies for those North American clients who have invested in certain commingled funds maintained by Bankers Trust Co. (the "BIFIT" and "Big T" funds), but do not vote proxies for clients who have invested in the "active/passive" commingled funds maintained at State Street Bank, which retains authority to vote proxies for those clients. Please review the Onsite system or contact the Global Events or Legal departments to ascertain whether a particular client has delegated proxy voting responsibility to the Companies.

        2. INVESTMENT MANAGERS MUST ENSURE THAT PROXY VOTING ON SECURITIES IN THEIR PORTFOLIOS TAKES PLACE IN ACCORDANCE WITH THESE PROCEDURES

                The Global Events department in London (tel. ext. 1536, fax ext.
        1742) coordinates the collection of proxy proposals, instructs ISS on proxy votes, and maintains records, by client and security, of proxy votes and the reasons therefore. Investment managers, however, are most familiar with the companies that have issued proxies and the potential ramifications on corporate governance and share values of particular proxy votes. Consequently, investment managers must identify and ensure that the Global Events department is aware of impending shareholder meetings and proxy proposals (as described below), and instruct the Global Events department on how votes should be cast. Investment managers are primarily responsible for ensuring that proxies on holdings in their portfolios are voted in accordance with these procedures.

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        3.      THE PROXY VOTING COMMITTEE

                The Companies have established a Proxy Voting Committee to set policies and review, at least quarterly, the proxy votes that were cast by the Companies. The Proxy Voting Committee is available to investment managers, analysts, and other personnel for advice on voting unusual proxy proposals. Investment managers who recommend casting proxy votes that are contrary to the Companies' policies must contact the Proxy Voting Committee before instructing the Global Events department on how such votes should be cast, and present reasons for recommending votes that are contrary to policies. The Global Events department will record whether investment managers have instructed how the Companies should vote on non-routine proxy matters and ensure that Investment Managers have sought guidance from the Proxy Voting Committee before casting votes that contravene the Companies Proxy Voting Policies. For additional information or assistance, please contact Amanda Bustard (London, ext. 1529) or Daniel P. Barry (Boston, ext. 5311).

B.      PROXY VOTING PROCEDURES

        1. The Companies employ a third-party vendor, ISS, to review specific proposals and notify the Companies of upcoming shareholder meetings.

        2. In most cases, the Global Events department will determine whether a proxy proposal concerns a routine matter or a non-routine matter (SEE "Proxy Voting Policies, #3" below.) The Global Events department maintains "standing instructions" (described below) that direct ISS to vote routine proposals at annual shareholder meetings for issuers located in geographic regions with well-established markets. Despite standing instructions, the Global Events department endeavors to review each proxy proposal to ensure that non-routine proposals (regarding, for example, a merger, acquisition, or the implementation of anti-takeover measures) are identified and forwarded to appropriate investment managers for full consideration. To reiterate, however, investment managers are responsible for ensuring that non-routine matters are identified as such and voted in a manner designed to maximize the value of client securities holdings. Investment managers must ensure that the Global Events department is aware of pending non-routine proposals and advise the Global Events department accordingly.

        3. The Global Events department reconciles proxies with client holdings. The Global Events department additionally maintains records, by client and security issuer, of each proxy vote cast and the reasons therefore. The Global Events department will keep and maintain such records for inspection by clients and government agencies.

        4. SPECIAL CIRCUMSTANCES: Some non-U.S. securities issuers impose fees on shareholders or their custodians for exercising the right to vote proxies. Other issuers may "block," or prohibit, shareholders from transferring or otherwise disposing of their shares for a period of time after the securities holders have noticed their intent to vote their proxies. Moreover, some issuers require the registration of securities in the name of the beneficial owners before permitting proxies to be cast, and thus mandate the disclosure of the identity of beneficial owners of securities, which may be contrary to our clients' wishes. In these instances, the Global Events department will notify the appropriate investment managers of the costs or restrictions that may apply in voting proxies. Investment managers and the Global Events department,

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            with guidance from the Proxy Voting Committee if desired, will weigh the economic benefit to our clients of voting those proxies against the cost of doing so.

            The U.S. Department of Labor (the "U.S. Labor Department"), which enforces ERISA, recognizes that ERISA clients may incur additional costs in voting proxies appurtenant to shares of non-U.S. corporations. The U.S. Labor Department advises that investment advisers, such as the Companies, should weigh the effect of voting our clients' shares against the cost of voting. Moreover, in choosing whether to purchase the shares of certain non-U.S. corporations, the Companies' investment managers should consider whether the difficulty and expense of voting the proxies is reflected in the market price of those shares. Investment managers should consult the Global Events department to ascertain the anticipated costs of voting proxies on certain non-U.S. corporations.

C.      PROXY VOTING POLICIES

        1. The Companies' fiduciary obligation is to maximize the value of our clients' shareholdings, and our proxy voting decisions are made with that aim. For ERISA clients, the U.S. Labor Department has stated that "where proxy voting decisions may have an effect on the economic value of the plan's underlying investment, plan fiduciaries (i.e., investment advisers) should make proxy voting decisions with a view to enhancing the value of the shares of stock."

        2. The Companies will vote proxies on all proposals, except in those instances when investment managers determine that the economic returns of voting proxies issued by non-U.S. corporations are outweighed by the costs that would be incurred by client accounts.

        3. The Companies follow general voting guidelines, but recognize the importance of reviewing each proposal. The Companies' voting guidelines concern, for the most part, proxies on "routine," or non-controversial, matters of corporate governance. Investment managers ultimately are responsible for determining whether a proposal concerns a routine matter or a non-routine matter.

     4. The Companies generally vote in favor of management proposals on the following ballot items:
                a. re-election of directors who have satisfied their fiduciary duties;
                b.  amendments to employee benefit plans;
                c.  approval of independent auditors;
                d.  directors' and auditors' compensation;
                e.  directors' and officers' indemnification;
                f.  financial statements and allocation of income;
                g.  dividend payouts;
                h.  authorization of share repurchase programs; and
                i.  elimination of cumulative voting.

     5. Investment managers are responsible for advising the Global Events department on how votes should be cast on the following "non-routine" ballot measures:
                a.  changes to the issuer's capitalization due to the addition or elimination of classes of stock and voting rights;
                b.  changes to the issuer's capitalization due to stock splits and stock dividends;
                c.  the elimination of pre-emptive rights for share issuance;

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                d.  the creation of, or changes to, anti-takeover measures, including shareholder rights plans (i.e., "poison pill" plans);
                e. stock option plans, and other stock-based employee compensation or incentive plans;
                f. the addition, deletion, or changes to super-majority voting requirements;
                g.  mergers or acquisitions;
                h. the establishment or alteration of classified boards of directors; and
                i. change-in-control provisions in management compensation plans.

     6. The Companies examine shareholder proposals in the same light that we review management proposals: to determine whether such proposals will maximize overall returns on our clients' shareholdings, in accordance with ERISA and our fiduciary duties. The Companies generally vote in favor of the following ballot items, that often are proposed by shareholders:
                a. requiring auditors to attend the corporation's annual shareholders' meeting;
                b.  establishing an annual election of the board of directors;
                c.  establishing audit, nominating, or compensation committees;
                d. requiring shareholder approval of amendments to the by-laws and corporate articles;
                e. requiring a shareholder vote on the creation of shareholder rights plans, and calling for the repeal of anti-takeover measures; and
                f. requiring reasonable expansion of financial or compensation-related reporting.

     7. The Companies do not support proposals that would impose geographic or other restrictions on the businesses conducted by the issuers of the securities we manage for clients. The Companies do, of course, respect the investment guidelines of clients who choose not to own securities of companies that engage in certain lines of business or in certain regions. Investment managers must notify the Global Events department if a client has instructed the Companies regarding proxy voting on particular issues of corporate governance of other matters.

     8. Due to the volume of proxies received by the Companies and the routine nature of many proposals presented at annual shareholders meetings, the Companies maintain "standing instructions" with ISS to vote "in favor" of management proposals at annual shareholder meetings. The standing instructions regard only annual shareholder meeting for issuers located in the U.S., Canada, and well-developed Pacific Basin and European countries. Investment managers are responsible for ensuring that any non-routine matters to be voted upon at annual meetings are evaluated and voted in accordance with these policies. The standing instructions are subject to review by the Proxy Voting Committee and the Global Events department. The Companies do not maintain standing instructions for proxies to be cast at "extraordinary" or special shareholders meetings.

     9. Investment managers who recommend casting proxy votes that are contrary to the Companies' policies must contact and obtain the approval of the Proxy Voting Committee before instructing the Global Events department on how such votes should be cast. The Global Events department is responsible for ensuring that investment managers have contacted the Proxy Voting Committee before such votes are cast.

        10. Investment Managers are responsible for: (a) identifying situations where there may be a material conflict between the Companies' (including affiliates) interests and those of its clients concerning proxy votes and, (b) raising such matters with the Proxy Voting

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            Committee before instructing the Global Events Department on how such votes should be cast. The Proxy Voting Committee will review the matter. If the Proxy Voting Committee determines that the facts present a material conflict of interest, the Companies will disclose the material conflict to the client(s) and obtain written consent from the client(s) before voting.

D.      RECORDKEEPING

The Companies must retain the following documentation as it relates to proxy voting:

1.      Proxy voting policies & procedures;
2.      Proxy statements received regarding client securities;
3.      Records of votes cast on behalf of clients;
4.      Records of written client requests;
5. Records of written responses from the Companies to either written or oral client requests; and
6. Documents prepared by the Companies that were material to the decision on how to vote, or that memorialized the basis for the decision.

The above proxy voting records must be maintained in an easily accessible place for five years, the first two in an appropriate BAM office.

With respect to The Asia Pacific Fund, Inc. and the Greater China Fund, Inc. ("Funds"), the Companies will disclose the material conflict in writing to the person or persons designated by the Funds, and the Companies will be entitled to rely on the written consent of such person or persons; provided, however, that no such disclosure and consent will be required regarding any matter giving rise to a conflict of interest if:
(i) the matter is a routine, non-controversial matter, as determined pursuant to "Proxy Voting Policies," #3;
(ii) the matter is one for which there is a general voting policy under "Proxy Voting Policies," #4 or #6 and the instructions regarding the vote will be consistent with the general proxy voting policy on such matter; or
(iii) the instructions regarding the vote will be contrary to the interest of the party giving rise to the conflict of interest.

The Companies will promptly notify the Funds of any material change in these Proxy Voting Policies and Procedures for North American Clients.